Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS LOWER FIRST QUARTER NET EARNINGS

IRVINE, CALIFORNIA, October 22, 2003 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.3 million for the first quarter ended September 30, 2003, a 25% decline from $3.0 million earned during the first quarter of fiscal 2003. Diluted earnings per share for the first quarter decreased 22% to $0.21 per share, compared to $0.27 per share for the first quarter of the prior year, benefiting from a lower number of shares outstanding during the period.

For the first quarter ended September 30, 2003, net direct finance and interest income of $4.6 million was essentially unchanged from the first quarter of the prior year. This result reflected a small increase in direct finance income and a small decrease in the provision for lease losses, which were offset by a decrease in interest and investment income. Lower investment income is due to the combined impact of lower yields on lower investment balances and the volatility in short term interest rates during the quarter. Other income decreased 10% to $3.7 million, compared to $4.2 million reported for the first quarter of fiscal 2003. The decrease primarily reflects a decline in income from lease extensions, which offset slight increases in sales of leased property and other income. Based on the foregoing, gross profit of $8.3 million for the first quarter of fiscal 2004 decreased 6% from $8.8 million reported for the first quarter of the prior year.

During the first quarter of fiscal 2004, CalFirst Bancorp's S,G&A expenses increased by 19% to $4.6 million, compared to $3.9 million reported for the first quarter of fiscal 2003. The increase reflects the expansion of the sales organization, which primarily occurred during the last nine months of fiscal 2003. When compared to the fourth quarter of fiscal 2003, S,G&A expenses were down 5%.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "During the first quarter, we began to see more benefits from our expansion in the sales organization. The volume of lease originations approved during the first quarter was almost double the volume of the comparable quarter of last year. CalFirst Bancorp finished the quarter with a backlog of approved but un-booked leases up 30% from a year before, and at the highest level seen in almost three years. The contribution from residual realization continues to be lower than in years past, although not substantially below the level reported for the first quarter of last year. This is due to the fact that the volume of leases reaching their end of term during fiscal 2004, while down substantially from fiscal 2002, is expected to be relatively unchanged from the volume realized during fiscal 2003."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2003 Annual Report on Form 10-K.

#####

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2003	2002

Direct finance income	$ 4,630	$ 4,577
Interest and investment income	93	316
Total direct finance and interest income	4,723	4,893

Interest expense on deposits	64	67
Provision for credit losses	78	180

Net direct finance and interest income after provision for credit losses	4,581	4,646
Other income
Operating and sales-type lease income	1,173	1,789
Gain on sale of leases and leased property	2,332	2,204
Other income	225	163
Total other income	3,730	4,156

Gross Profit	8,311	8,802

Selling, general and administrative expenses	4,597	3,861

Earnings before income taxes	3,714	4,941

Income taxes	1,430	1,902

Net earnings	$ 2,284	$ 3,039

Basic earnings per share	$ 0.21	$ 0.27
Diluted earnings per share	$ 0.21	$ 0.27

Weighted average common shares outstanding	10,934	11,112
Diluted number of common shares outstanding	11,072	11,415

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2003	June 30, 2003
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 69,968	$ 67,340
Federal Reserve Bank Stock	553	553
Net receivables	12,533	16,683
Property for transactions in process	23,043	20,287
Net investment in capital leases	135,309	131,677
Other assets	2,484	2,095
Discounted lease rentals assigned to lenders	32,063	40,056
	$275,953	$278,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 625	$ 1,598
Deferred income taxes, including income taxes payable	20,500	22,385
Deposits	13,484	7,594
Other liabilities	10,806	9,781
Non-recourse debt	32,063	40,056
Total liabilities	77,478	81,414
Stockholders' Equity	198,475	197,277
	$275,953	$278,691